Investor Contact:
John Sweeney, CFA
Vice President, Investor Relations
+1-484-790-0373
John.Sweeney@westpharma.com

Media Contact:
Michele Polinsky
Vice President, Global Communications
+1-610-594-3054
Michele.Polinsky@westpharma.com

West Appoints Michel Lagarde to be President and Chief Executive Officer

Experienced healthcare and life sciences executive to lead the Company's next phase of growth and innovation

EXTON, Pa., June 1, 2026 - West Pharmaceutical Services, Inc. (NYSE: WST), a global leader in innovative solutions for injectable drug administration, today announced that its Board of Directors has appointed Michel Lagarde to be President and Chief Executive Officer (CEO) and a member of the Company's Board of Directors starting August 31, 2026. He succeeds Eric M. Green, who will retire from his roles as President, CEO and Board Chair on that date. The Company also announced as part of the CEO transition that the Board has elected Lead Independent Director Robert F. Friel to become Board Chair effective August 31, 2026.

"Michel is an accomplished leader whose experience demonstrates the precise blend of visionary insight, customer-centric mindset, and exceptional leadership skills the Board sought throughout the search process. Throughout his career, Michel has demonstrated an unwavering commitment to customers, an ability to build high-performing teams and an impressive track record of long-term value creation, which makes him exceptionally well suited to lead West at this time," said Robert F. Friel.

"I'm honored to lead West into its next chapter of growth and to build on the company's trusted reputation and enduring mission of improving patient health," commented Michel Lagarde, incoming President and CEO, West. "The life sciences industry is at a pivotal point. As innovation accelerates and AI reshapes how therapies are developed, the demand for reliable, high-quality delivery of injectable medicines has never been greater—and that is exactly where West excels. I look forward to working alongside this talented team to help our customers deliver innovative therapies to patients around the world—faster than ever before. This mission is what connects all of our stakeholders—colleagues, customers, and shareholders alike—because nothing creates more lasting value than improving patients' lives."

About Michel Lagarde

Mr. Lagarde brings extensive global experience helping pharmaceutical and biotech companies succeed by delivering critical products and services. Most recently, he served as Executive Vice President and Chief Operating Officer at Thermo Fisher Scientific, Inc., with responsibility for the majority of the company's businesses. He joined Thermo Fisher in 2017 as Senior Vice President and President, Pharma Services, through its acquisition of Patheon N.V.

Before Thermo Fisher, Mr. Lagarde was President and Chief Operating Officer at Patheon N.V., a pharma services company, from 2016 to 2017, and Managing Director at JLL Partners, a private equity firm focused on health care services, from 2008 to 2016. Earlier in his career, he spent 12 years at Philips, a global leader in health technology, in a range of finance roles across several international markets. In 2023, Mr. Lagarde joined the Board of Directors of Vertex Pharmaceuticals, where he serves as Chair of the Audit and Finance Committee. He holds a Bachelor of Business Administration (BBA) from European University in Antwerp, Belgium, and an executive master's degree in finance and control from Maastricht University in the Netherlands. About West West Pharmaceutical Services, Inc. is a leading provider of innovative, high-quality injectable solutions and services. As a trusted partner to established and emerging drug developers, West helps ensure the safe, effective containment and delivery of life-saving and life-enhancing medicines for patients. With over 10,000 team members across 50 sites, including 26 manufacturing facilities worldwide, West helps support our customers by delivering over 41 billion components and devices each year. Headquartered in Exton, Pennsylvania, West in its fiscal year 2025 generated $3.07 billion in net sales. West is traded on the New York Stock Exchange (NYSE: WST) and is included on the Standard & Poor's 500 index. For more information, visit www.westpharma.com. All trademarks and registered trademarks used in this release are the property of West Pharmaceutical Services, Inc. or its subsidiaries, in the United States and other jurisdictions, unless otherwise noted.